PRESS RELEASE

                                             Dataram Contact:
                                             Mark Maddocks
                                             Vice President-Finance, CFO
                                             609-799-0071
                                             info@dataram.com


         DATARAM REPORTS FISCAL 2008 FIRST QUARTER FINANCIAL RESULTS

             Company's Reports Net Earnings of $0.05 Per Share

           Board of Directors Declares Regular Quarterly Dividend



PRINCETON, N.J. August 22, 2007 - Dataram Corporation (NASDAQ: DRAM) today reported its financial results for its fiscal first quarter ended July 31, 2007. Revenues for first quarter were $8.6 million compared to $9.3 million in the first quarter of the prior fiscal year and $8.8 million in the fourth quarter of the prior fiscal year. The Company generated net earnings of $406,000 or $0.05 per diluted share for the first quarter of fiscal 2008. This compares to a net loss of $70,000 or $0.01 per diluted share for the comparable prior year period.

Robert V. Tarantino, Dataram's chairman and CEO commented, "Our first quarter operating earnings and net earnings met our expectations and our operating earnings have improved over last fiscal year's quarterly levels. However, our revenues continue to be adversely impacted by reductions in our selling prices as a result of the well-publicized decline in the price of DRAM chips. The purchased cost of DRAM chips, which represents approximately 75 percent of our product cost declined by approximately 22 percent on average in the first quarter from fourth quarter levels and our selling prices declined by approximately 16 percent on average as we passed our cost savings on to our customers. However, our volume increase, measured in gigabytes shipped in the first quarter, offset most of the impact of the decline in selling prices when comparing revenues on a sequential quarterly basis. As we enter the second quarter, we also experienced sequential improvement in our order rate. The Company's backlog increased to $772,000 at the end of the first quarter from $579,000 at the end of the prior sequential period."

Gross margin during the first quarter averaged 35 percent, which is above what the Company considers its normal range of 22 to 28 percent. This was primarily the result of a shift in sales to larger capacity memory boards, which typically command higher margins. As the price of the Company's larger capacity products have come down as a result of lower chip costs, they have become a more affordable option for customers with memory intensive applications.

The Company's operating expenses for the first quarter totaled $2,616,000, lower by $132,000 than fiscal 2007 first quarter costs of $2,748,000. Of this amount, approximately $91,000 is the result of cost reductions initiated at the end of the prior fiscal year. The balance is a result of reduced stock option expense.

The Company accrues federal and state income taxes at a combined rate of approximately 37 percent. However, since the Company has a federal net operating loss ("NOL") carryforward of approximately $5.1 million, the Company actually pays income taxes at a rate of approximately 8 percent as it utilizes the tax benefits of its NOL carryforward.

Mr. Tarantino concluded, "We are optimistic that we will continue to see improved financial performance. Our financial condition is strong and we are highly liquid. Today, the Company's Board of Directors declared a quarterly dividend of $0.06 per common share. The dividend will be payable on September 19, 2007, to shareholders of record as of September 5, 2007."


ABOUT DATARAM CORPORATION

Dataram is a worldwide leader in the design and manufacture of high capacity, reliable and innovative memory solutions. With over 40 years of experience, Dataram provides customized memory solutions for OEMs and compatible memory for leading brands including HP, Dell, IBM, SGI, Sun Microsystems and Intel. For more information about Dataram, visit www.dataram.com


The information provided in this press release may include forward-looking statements relating to future events, such as the development of new products, pricing and availability of raw materials or the future financial performance of the Company. Actual results may differ from such projections and are subject to certain risks including, without limitation, risks arising from: changes in the price of memory chips, changes in the demand for memory systems, increased competition in the memory systems industry, order cancellations, delays in developing and commercializing new products and other factors described in the Company's most recent Annual Report on Form 10-K, filed with the Securities and Exchange Commission, which can be reviewed at http://www.sec.gov.



                               Financial Tables Follow


                     DATARAM CORPORATION AND SUBSIDIARIES
                    CONSOLIDATED STATEMENTS OF OPERATIONS
                   (In thousands, except per share amounts)
                                  (Unaudited)



                                                 First Quarter Ended
                                                         July 31,

                                                2007              2006

Revenues                                      $   8,617         $   9,305

Costs and expenses:
   Cost of sales                                  5,579             6,900
   Engineering and development                      302               307
   Selling, general and administrative            2,221             2,307
   Stock option expense*                             93               134
                                             __________        __________

                                                  8,195             9,648
                                             __________        __________

Earnings (loss) from operations                     422              (343)

Other income                                        219               236

Earnings (loss) before income taxes                 641              (107)

Income tax provision (benefit)                      235               (37)
                                             __________        __________
Net earnings (loss)                           $     406         $     (70)
                                             ==========        ==========

Net earnings (loss) per share
Basic                                         $    0.05         $   (0.01)
                                             ==========        ==========
Diluted                                       $    0.05         $   (0.01)
                                             ==========        ==========

Average number of shares outstanding:
Basic                                             8,738             8,490
                                             ==========        ==========
Diluted                                           8,878             8,490
                                             ==========        ==========

*Stock option expense is recorded as a component of selling, general and administrative expenses in the Company's financial statements filed with the Securities and Exchange Commission on Form 10-Q.







                     DATARAM CORPORATION AND SUBSIDIARIES
                    CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (In thousands)
                                  (Unaudited)



                                             July 31, 2007     April 30 2007

ASSETS
Current assets
 Cash and cash equivalents                 $        15,661    $        14,138

 Trade receivables, net                              4,567              4,717
 Inventories                                         2,292              2,121
 Deferred income taxes                               1,149              1,149
 Note receivable                                         0              1,537
 Other current assets                                  428                 80
                                          ___________________________________
  Total current assets                              24,097             24,108

Deferred income taxes                                  958              1,123

Property and equipment, net                            666                784

Other assets                                            82                105
                                          ___________________________________

Total assets                               $        25,803    $        25,905
                                          ===================================


LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
 Accounts payable                          $         1,489    $         1,597
 Accrued liabilities                                   735                976
                                          ___________________________________
  Total current liabilities                          2,224              2,573


Stockholders' equity                                23,579             23,332
                                          ___________________________________


Total liabilities and stockholders'
  equity                                   $        25,803    $        25,905
                                          ===================================